Exhibit 10.31

October 12, 2012

Eric Stier
[Address]

Dear Eric:

Clinical Micro Sensors, Inc. d.b.a. GenMark Diagnostics (“GenMark Dx”) is pleased to offer you employment in the position of VP, Legal Affairs reporting to GenMark’s Chief Financial Officer, with a start date of November 5, 2012. Subject to your performance as well as Company requirements, you will be considered for the position of General Counsel & Corporate Secretary reporting to GenMark’s Chief Executive Officer within 18 months of your start date.

Your annual gross salary will be $195,000 to be paid on a bi-weekly basis in keeping with GenMark Dx’s standard payroll practices and procedures. In addition, you will be eligible to participate in the GenMark Dx performance incentive bonus program with a potential variable earning opportunity of 30% of your base salary.

The Company will also provide you with a signing bonus of $30,000 payable as soon as practicable following your start date. In the event you terminate voluntarily from the company within 1 year of employment, GenMark may seek prorated reimbursement of your signing bonus.

We are also pleased to inform you that the Company will recommend for you to be granted the equivalent value of 30,000 GenMark Diagnostics, Inc. Stock Options - to be awarded via a combination of stock options and restricted common stock - subject to blackout windows and board approval at the next board meeting following your start date. The Company will also recommend for you to be granted the equivalent value of 15,000 GenMark Stock Options - to be awarded via a combination of stock options and restricted common stock - subject to blackout windows and board approval at the March, 2013 board meeting. The shares will be granted at the closing price on the date of grant. The Stock Option vesting schedule would be a 25% cliff vest at the one year anniversary of the date of grant and the remaining 75% in equal monthly installments for three years thereafter. The Restricted Common Stock vesting schedule would be a 25% cliff vest at the one year anniversary of the date of grant and the remaining 75% in equal quarterly installments for three years thereafter. You will also be eligible for accelerated vesting upon a Change in Control, per GenMark Dx’s “Amendment of Stock Option Agreement.”

Additionally, you will be provided a severance provision of six months’ base salary continuation, including health care and benefits coverage, in the event you are terminated by GenMark Dx for any reason other than Cause, within 18 months following your start date. The severance is contingent upon the usual and customary release of claims.
Stier Offer

You will also be entitled to participate in the benefit plans offered by GenMark Dx, subject to the eligibility requirements, terms and conditions of those plans. The benefits offered at this time include 15 vacation days pay, 10 sick days, holiday pay, life insurance, health insurance, disability insurance and a 401k plan, in accordance with GenMark Dx policies and subject to the Company’s right to modify, add, and delete any benefit plan.

You understand and agree that during your employment you are required to comply with GenMark Dx’s policies and procedures.

In making you this offer, we relied on your representation that you are not bound by any non-compete or non-solicitation provision that would prevent or restrict you from carrying out your job responsibilities for GenMark Dx. You also promise and represent that you will not bring with you to Genmark Dx, or use while employed by the Company, any confidential or trade secret information of a previous employer.

In addition, as a condition of accepting this offer, you are also agreeing that you have reviewed and signed the enclosed Confidentiality and Non-Disclosure Agreement.

Employment with GenMark Dx is “employment at will.” This means that your employment is not for a designated period of time and that either you or GenMark Dx can terminate the employment at any time, with or without cause. The at-will nature of this employment relationship cannot be changed except by an express written agreement signed by the Chairman of GenMark Dx. The other terms of this offer of employment may not be amended without an express written agreement signed by both parties.

This job offer is also contingent upon successful completion of a post offer, pre-employment background check and drug screen.

Please sign the acceptance below and sign the enclosed Confidentiality and Non-Disclosure Agreement to formally accept this offer of employment. This offer will expire on Sunday October 14, 2012 if not accepted beforehand.

Congratulations and we look forward to welcoming you to the GenMark Dx team during this very exciting phase of our company’s transformation!

Sincerely,
/s/Jennifer Williams

Jennifer Williams
SVP Global Operations & Human Resources

By accepting, I agree to all terms of this offer and the Confidentiality and Non-Disclosure Agreement.

/s/ Eric Stier                                10/13/2012
Eric Stier                                Date